                                                                    EXHIBIT 11.2

                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States)
        (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)
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                                                      Fiscal quarter ended   Two fiscal quarters ended
                                                      --------------------   -------------------------
                                                       Oct 27,     Oct 29,     Oct 27,     Oct 29,
                                                        1996        1995        1996        1995
                                                      --------    --------    --------    --------
Earnings per share (U.S. GAAP) - Primary

  Net earnings                                        $ 62,781    $ 45,376    $123,582    $ 82,488
                                                      ========    ========    ========    ========

  Weighted average number of Common Shares
    outstanding at the end of the period               170,232     165,864     169,736     165,489

  Net effect of dilutive stock options
    based on the treasury stock method                   4,515       1,808       5,101       2,771
                                                      --------    --------    --------    --------
  Weighted average number of Common
    Shares and equivalents outstanding at
    the end of the period                              174,747     167,672     174,837     168,260
                                                      ========    ========    ========    ========

  Earnings per share (U.S. GAAP)                         $0.36       $0.27       $0.71       $0.49
                                                      ========    ========    ========    ========

Earnings per share (U.S. GAAP) - Fully Diluted

  Net earnings                                        $ 62,781    $ 45,376    $123,582    $ 82,488
                                                      ========    ========    ========    ========

  Weighted average number of Common Shares
    outstanding at the end of the period               170,232     165,864     169,736     165,489

  Net effect of dilutive stock options
    based on the treasury stock method                   4,515       1,808       5,101       2,771
                                                      --------    --------    --------    --------

  Weighted average number of Common
    Shares and equivalents outstanding at
    the end of the period                              174,747     167,672     174,837     168,260
                                                      ========    ========    ========    ========

  Earnings per share (U.S. GAAP)                         $0.36       $0.27       $0.71       $0.49
                                                      ========    ========    ========    ========

Earnings per share expressed in U.S. Dollars

  Daily average exchange rate of a Canadian
   dollar for U.S. dollars as reported by the
    Federal Reserve Bank of New York                   $0.7322     $0.7401     $0.7316     $0.7361

  Earnings per share (U.S. GAAP)
   - Primary, in U.S. dollars                            $0.26       $0.20       $0.52       $0.36
                                                      ========    ========    ========    ========

  Earnings per share (U.S. GAAP)
   - Fully diluted, in U.S. dollars                      $0.26       $0.20       $0.52       $0.36
                                                      ========    ========    ========    ========

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